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                                                                EXHIBIT 10.12

August 27, 1996




Carl D. Lemon
President
East Texas Machinery, Inc.
P. O. Box 3327
Lufkin, Texas 75902

Dear Mr. Lemon:

     This letter of intent confirms the various discussions that representatives of RDO Equipment Co., a North Dakota corporation ("Buyer"), have had with you relative to the proposed purchase of substantially all the assets of East Texas Machinery, Inc., a Texas corporation, ("Seller"), which company is engaged in the sales and service of industrial equipment operating primarily as an authorized dealer for Deere and Company as well as certain other equipment manufacturers with facilities located in Lufkin, Longview, and Mt. Pleasant, Texas (the "Business"). The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal Purchase Agreement (the "Purchase Agreement"), which, among other things, would provide for the various matters set forth below.

1. In the proposed transaction, Seller will at closing sell, transfer and assign to Buyer free and clear of all liens and encumbrances substantially all the assets of Seller (except Excluded Assets as hereinafter defined), including, without limitation, all inventory, parts, used equipment, rental fleet, attachments, and work in process owned by Seller wherever located together with the fixed assets of the Business which shall include, without limitation, all motor vehicles, tools, shop equipment, supplies, furniture, computers, office equipment, computer software, and fixtures used in the operation of the Business wherever located all of which assets are to be valued according to the formula set forth on Exhibit A attached hereto together with all trademarks and tradenames (if any), customer lists and records, and goodwill of the Business (the "Assets").

     Assets to be retained by Seller (the "Excluded Assets") shall be specifically scheduled in the Purchase Agreement and shall include cash, accounts receivable, dealer credits, new John Deere equipment, certain rental equipment, and pre-paids.

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2.   For the purchase of the Assets by Buyer, Buyer will pay Seller the sum of
     (i) seven hundred fifty thousand dollars ($750,000) and (ii) the value of the inventory and other assets at closing of the transaction as developed pursuant to Exhibit A.

     The purchase price shall be paid in cash except that $500,000 will be payable in equal annual installments over a period of three years commencing one year from the date of closing with interest at the rate of 8% per annum. In addition, the sum of money to be paid for used forestry equipment as developed pursuant to Exhibit A will be paid one-third in cash at closing with the balance to be paid in four equal installments with the first such installment due six months from the closing and on each six-month period thereafter which sum shall also bear interest at the rate of 8% per annum. It is understood that these payments are to be considered to be minimum payments and if the used forestry equipment sales exceed said payment amount for each six-month period, the installment payment amount will be increased accordingly. Any balances owing to Seller pursuant to this paragraph shall be evidenced by a note secured in a manner reasonably satisfactory to Seller.

     It is contemplated that the Buyer will assume certain financial liabilities of Seller associated with the Business which liabilities shall be deducted from the purchase price payable at closing. Buyer shall have the opportunity to review all the liabilities of the Seller and will assume only those liabilities that are specifically agreed to by Buyer and Seller in the Purchase Agreement.

3. The real estate leased by Seller from Carl D. Lemon and Maria Lemon (hereinafter referred to as "Lemon") involved in the operation of the Business at the Lufkin and Longview facilities shall be leased to Buyer for a term of ten (10) years at a rental of $14,100 dollars per month total for both facilities. Commencing in the first month of the fourth year of the term of the lease, the rent shall be increased to $16,752,000 per month. During the term of the lease, Buyer shall pay all real estate taxes, fire and casualty insurance premiums, and ordinary and necessary repairs and replacements to the premises. The landlord shall be responsible for all structural and/or major repairs and replacements to the premises.

     The lease agreement shall also contain a provision giving Buyer an option to purchase the Lufkin facility and the Longview facility at any time during the first three (3) years of the term of the lease at an agreed upon fair market value price to be determined in the Purchase Agreement and on such other terms and conditions as are mutually agreeable to Buyer and Seller. The lease shall also contain a right of first refusal in favor of Buyer.

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     Buyer will assume Seller's obligations as Lessee under the Lease Agreement in effect for the Mt. Pleasant facility. Buyer shall have the right to review and approve the terms and conditions of said lease.

4. The Purchase Agreement will further provide that Seller will obtain an environmental assessment prepared by such a company and in such a manner as is satisfactory to Buyer covering all of the real estate involved hereunder. Seller and Buyer shall each pay one-half of the cost of such environmental assessment. Seller and/or Carl Lemon will be responsible for and bear the costs of any required remedial and/or clean up action on the real estate.

5. It is understood that Seller will be responsible to terminate the employment with Seller of all existing employees of the Business as of the closing date and shall be responsible for all financial obligations to these employees, including but not limited to, any pension or profit sharing plan liabilities, accrued vacation liabilities, and any other payroll or employment related liabilities.

6. Buyer's & Seller's obligation to close hereunder shall be contingent on Buyer entering into an employment agreement with Carl D. Lemon on such terms and conditions as are satisfactory to Buyer and Seller. It is understood that said employment agreement shall be for a term of one year and shall contain a prohibition against competition by Carl Lemon for a period of three years from the Closing Date. The area of noncompetition shall be limited to Seller's existing area of responsibility under its Deere Dealer Agreement. The Employment Agreement will provide for an annual salary of $150,000 and a monthly car allowance of $750.

7. It is contemplated that Buyer will assume certain liabilities and contractual obligations of Seller associated with the business. Buyer shall have the opportunity to review all of the contracts and other documents representing all of the liabilities and contractual obligations of Seller to be assumed and will assume only those liabilities and contractual obligations of Seller that are specifically agreed to in the Purchase Agreement.

8. It is understood that it is likely that various assignments and consents (including the consent and approval of Deere and Company) will be required to effectuate the closing of this transaction. Seller and Buyer will cooperate to obtain all such assignments, consents, and approvals.

9. Seller agrees to obtain the consent of its auditors to allow Buyer and its representatives to utilize said auditors' past financial and audit work in its S-1 registration in connection


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     with Buyer's initial public offering.  Any reasonable accounting fees incurred by Seller relating to its auditor's cooperation in Buyer's S-1 registration will be paid by Buyer.

10. Upon your signing and returning to me this letter of intent, our legal counsel will work with your legal counsel to prepare the Purchase Agreement containing provisions in accordance with this letter together with such further appropriate terms and conditions as we may mutually and in good faith agree upon. The Purchase Agreement will specify a closing date of December 2, 1996 and shall contain the normal and usual indemnifications, representations and warranties regarding the absence of undisclosed liabilities affecting the Assets and the Business, merchantability of inventory, marketable title to the real estate subject only to such permitted exceptions as may be scheduled in the Purchase Agreement, compliance with all environmental laws and regulations, the existence and enforceability of all permits and licenses required to conduct operations, the good condition and repair of all structures, buildings, fixtures and other assets used in the current operations of the Business, accuracy of financial statements, etc. Seller agrees to comply with bulk transfer requirements, if any, unless waived by Buyer. Seller and Lemon will indemnify Buyer with respect to all undisclosed liabilities and breaches of representations and warranties. The Purchase Agreement shall also provide that the obligations of Buyer thereunder are expressly subject to an investigation by Buyer and review by legal counsel of Buyer confirming that the representations and warranties of Seller set forth in the Purchase Agreement are true in all material respects and that the conditions to the obligations of Buyer set forth therein, including the obtaining of all requisite franchisor consents, governmental approvals relating to the transaction, if any, have been satisfied in all material respects.

11. The Buyer and his representatives shall have, during reasonable business hours subsequent to the execution of this Letter of Intent and during the preparation of the Purchase Agreement, access to the offices of the Seller and current financial and business records of the Seller relating to the operation of the Business and that Seller shall furnish Buyer and its representatives for their review and approval such financial, operating data and other information with respect to the Business and the Assets of the Seller as Buyer shall from time to time request. It is, of course, understood that all such access, investigations, and contacts to be conducted by Buyer and its representatives shall be conducted in such a manner as to not unduly interfere with the normal conduct of the business of Seller.

12. In connection with this proposed transaction, you will furnish to the Buyer's representatives information of a confidential




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     and proprietary nature relating to the Business and its assets and liabilities. We agree that such information shall be held in confidence and will not be unnecessarily disclosed to any third parties (other than as required by Buyer's initial public offering) without your consent.

13. It is understood that each party will be responsible for its own legal, accounting and other expenses incurred in connection with the proposed transaction.

14. In view of the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with the preparation of the Purchase Agreement and the various investigations and reviews referred to above, you agree that neither you nor anyone acting on behalf of the Seller will attempt to market the Business and/or Assets or any part thereof or enter into any discussions or negotiations with any other party with respect to the sale or other disposition of the Business and/or Assets or any part thereof until the earlier of (a) December 15, 1996 or (b) Buyer's written notification to Seller of his election to not proceed with the purchase.

15. Seller agrees to continue to operate the Business in the ordinary course of business prior to closing. Seller further agrees to use its best efforts to preserve intact the existing business organization, including employees, and the goodwill of the customers, suppliers, and others having business relations with Seller.

We consider time to be of the essence in consummating the proposed transaction. Accordingly, we will instruct our legal counsel to work with your legal counsel promptly after execution by you of this letter of intent to prepare an initial draft of the Purchase Agreement, which shall contain provisions in accordance with the foregoing.

If the foregoing meets with your approval, please sign and return the enclosed duplicate copy of this letter within three (3) business days from the date hereof. We look forward to receiving your prompt response.

                                                  Very truly yours,

                                                  RDO EQUIPMENT CO.


                                                  By:  /s/ Paul T. Horn
                                                     ---------------------------
                                                     President



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ACKNOWLEDGED AND AGREED TO
ON AUGUST 8/29, 1996.
          ----

EAST TEXAS MACHINERY, INC.


By:/s/ Carl D. Lemon
   --------------------------
     President



ACKNOWLEDGED AND AGREED TO
ON AUGUST 8/29, 1996.
          ----

   /s/ Carl D. Lemon
   --------------------------
     Carl D. Lemon



ACKNOWLEDGED AND AGREED TO
ON AUGUST _____, 1996.

/s/ Maria Lemon
------------------------------
Maria Lemon









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                                      EXHIBIT A

1.   WHOLE GOODS.

     a. All used non-forestry equipment and attachments will be purchased for a price to be mutually agreed upon between Buyer and Seller in the Purchase Agreement. If Buyer and Seller are not able to mutually agree on a price for the used non-forestry equipment and attachments or any individual components thereof, Buyer and Seller will mutually agree upon an appraiser to determine the value of the disputed item or items. In the event that the parties cannot mutually agree upon an appraiser, each side will appoint an appraiser and the two appraisers will then appoint a third appraiser with the final price to be determined by an average of the three appraisals.

     b. All used forestry equipment and attachments will be purchased for a price to be mutually agreed upon between Buyer and Seller in the Purchase Agreement. It is agreed that representatives of John Deere Remarketing Equipment Services will be called in to assist Buyer and Seller in reaching agreement on said prices. Once this process is completed, if Buyer and Seller are not able to mutually agree on a price for the used forestry equipment and attachments or any individual components thereof, Buyer and Seller will mutually agree upon an appraiser to determine the value of the disputed item or items. In the event that the parties cannot mutually agree upon an appraiser, each side will appoint an appraiser and the two appraisers will then appoint a third appraiser with the final price to be determined by an average of the three appraisals.

     c. New John Deere equipment will be transferred to John Deere for credit on Seller's John Deere statement. Buyer will reimburse Seller for Seller's actual freight costs related to said equipment at the closing.

     d. New John Deere equipment that has been rented will be transferred to John Deere for credit on Buyer's John Deere statement. Each rental unit will be inspected by Buyer to insure that there has an appropriate application of rental income in reduction of Seller's costs of said equipment.

     e. Seller's DMF (Dealer's Monetary Fund) paid at the rate of 5.5% of the current book value of the machines (minus freight and set-up) shall belong to the Buyer.

2.   PARTS.

     a. All returnable new repair parts will be purchased at the cost of purchasing said parts currently from the manufacturer


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     deducting any applicable manufacturer's stock orders or discount programs.

     b. Buyer will purchase a one-year supply (based on Seller's historical sales) of non-returnable repair parts that have been the subject of sales within the last 12 months. Said parts will be purchased at the cost of purchasing said parts currently from the manufacturer deducting any applicable manufacturer's stock orders or discount programs.

     c. Nonreturnable repair parts that have not been the subject of a sale in the last 12 months or that are in excess of a one-year supply as described in paragraph (b) above will not be purchased by Buyer.

     d. Oils, batteries, cutting edges, undercarriage, and similar items that have special purchase programs from the manufacturer will be purchased at Seller's original purchase price.

3. FIXED ASSETS. All rolling stock and fixed assets including computer equipment, computer software, office equipment, furniture, fixtures, tools, shop equipment, storage bins, and similar items shall be purchased at Seller's book value. Buyer shall have the right to inspect and verify the value of said items.

4.   WORK IN PROCESS.    Seller will be reimbursed for Seller's cost, including
     parts, at M.D.P. and labor at mechanic's hourly rate.








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